TRANSAMERICA INCOME SHARES, INC.

RESULTS OF SHAREHOLDER PROXY (unaudtied)

Section 270.30d-1 under the Investment Company Act of 1940, as amended, titled "Reports of Stockholders of Management Companies," requires regulated investment companies to report on all subject matters put to the vote of shareholders and provide final results.
Accordingly, Transamerica Income Shares solicited a vote at a meeting of shareholders held July 11, 2002 for:

Proposal 1:	Election of eight new directors to the Board.

			For		Against	Abstentions/
							Broker Non-Votes
Peter R. Brown	97.25%	1.09%		1.65%
Daniel Calabria	97.30%	0.92%		1.77%
Janice B. Case	97.40%	0.83%		1.76%
Charles C. Harris	97.19%	1.18%		1.61%
John R. Kenney	97.30%	0.87%		1.82%
Russell A. Kimball,Jr.97.40%	0.82%		1.76%
William W. Short,Jr.97.25%	0.90%		1.84%
Leo J. Hill		97.31%	0.91%		1.76%

Proposal 2:	To ratify the Management and Investment
Advisory Agreement between the Fund and
AEGON/Transamerica Fund Advisers, Inc. the "Agreement");

For		Against	Abstentions/Broker Non-Votes
97.22%	0.79%		1.97%

Proposal 3:	To ratify Ernst & Young LLP as independent
auditors.

For		Against	Abstentions/Broker Non-Votes
97.67%	0.87%		1.45%